SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

VERSUS CAPITAL REAL ASSETS FUND LLC
VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Subject: Versus Capital --- Proxy Vote Update --- Important Information

Valued Partners & Friends –

The Versus Capital Funds proxy process started August 25th and we are two weeks into the vote. We’re making progress but we need your help to usher the process along and, most importantly, limit the impact to your clients.

Postponing Phone Solicitations

•	A portion of the vote of each Fund is tied to special processing services or discretionary voting that relies upon the recommendation of proxy advisory firms, namely ISS and Glass Lewis.

•
We believe ISS and Glass Lewis will issue their vote recommendations on or before September 9th, so we are pushing back the start date for phone solicitations from September 8th to September 12th to allow these votes to be cast.

•	Firms that follow ISS or Glass Lewis recommendations or otherwise vote on a discretionary basis should vote those shares as soon as possible to remove those accounts from the calling pool.

•	If system limitations are prohibiting the voting of discretionary accounts, our proxy solicitor can take the vote through a simple process. Please contact me for more details.

•
We recognize that repeat telephone calls to capture votes can be irritating to clients, especially if waiting on an ISS or Glass Lewis recommendation, and we hope postponing the call campaign mitigates some of the inconvenience.

Client Communication

•	If your clients vote proxies themselves, please encourage them to vote as soon as possible.

o	Clients receiving electronic ballots can easily click the “Vote Now” box to vote.
o	Clients receiving paper ballots can go to ProxyVote.com and enter their control # to vote or easily vote by dropping their paper ballots back in the mail.

•	Clients that have not voted by Monday, September 12th will start receiving phone calls from the proxy solicitor. These calls may occur every 2 - 3 days until the client votes their shares.

We understand the proxy vote may create confusion and questions among clients. We believe the best way to minimize that confusion is with proactive communication which is why we are asking for your help to remind your clients that it is their right as a shareholder to vote on these issues and that the voting process typically takes around one minute of their time.

Please let us know if you have any questions and as always, we appreciate your partnership.

Registered representative of Foreside Funds Distributors LLC, the distributor of the Versus Capital Funds. Advisory services and products are offered through Versus Capital Advisors LLC, not affiliated with Foreside Funds Distributors LLC.

Funds involve risk including possible loss of principal. You should consider the investment objectives, risks, charges and expenses of each Fund carefully before investing. You may obtain a prospectus and other fund documents by going to versuscapital.com, calling (855) 653-7173, or by clicking the following links: Real Estate Fund Documents, Real Assets Fund Documents. The prospectus should be read carefully before investing.
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